Exhibit 99.1
Publication: Minneapolis/St. Paul Business Journal
Author: John Vomhof Jr.
Date Published: January 25, 2008
Caribou Coffee Co. Inc’s coffeehouse sales are lukewarm, but its commercial sales are steaming hot.
The coffee chain generated $11.3 million from its commercial operations in 2007, driven by increased sales of coffee beans at grocery stores, mass merchants and club stores. That’s up about 50 percent from $7.5 million in 2006 and marks the fifth straight year of double-digit growth.
Commercial sales accounted for a small percentage of Caribou’s $256.8 million in total revenue in 2007, but the segment is growing rapidly, while coffeehouse sales are stagnant. In fact, of all the roasted beans that move through the company’s headquarters in Brooklyn Center, one-quarter go on to be sold in grocery stores and other outside retailers, not Caribou stores.
Caribou expects commercial sales to grow another 15 to 20 percent this year, helped by the addition of regional food brokers who will market Caribou products to new grocery clients.
Twelve-ounce packages of Caribou coffee are sold at about 3,500 retail locations nationwide, including 1,200 Target Stores in 40 states. Other retailers include Shaw’s, Hy-Vee, Safeway, Costco, Sam’s Club, Byerly’s, Lunds and even some Bed Bath & Beyond stores.
The grocery market offers vast potential for Caribou and other gourmet coffee retailers because consumers still brew seven out of every 10 cups of coffee at home, said Henry Stein, Caribou’s vice president of business development and commercial sales. “While the company’s core business has been retail, there’s an entire world of gourmet coffee that’s expanding beyond coffeehouses.”
Looking to maintain its existing commercial sales and identify new business opportunities, Caribou plans to hire at least seven food brokers this year: four in the Midwest, two on the East Coast and one in Southern California. “We’re reaching the point where managing this locally and tactically is important,” Stein said.
The brokers will work on commission, so the related costs only will increase as revenue does.
In addition to coffee sales at grocery stores, Caribou’s commercial sales also include office coffee sales through partners such as Aramark and Berry Coffee and foodservice business with companies such as Compass Group. The company also has “Proudly Brewing” deals — allowing Caribou Coffee to be sold at non-Caribou locations — with several airlines, including Frontier Airlines and Max Jet, sports and entertainment venues such as Xcel Energy Center and Target Center and all Life Time Fitness locations.
Caribou also has seen growth on college campuses. The company has licensed stores at Kansas State University and Indiana University-Purdue University Indianapolis and another coming soon to Iowa State University. It also has “Proudly Brewing” deals at nine other universities, including Bethel University in St. Paul.

College campuses have “unlimited potential” for future growth,” Stein said. “If you can gain some loyal customers at the college age, they’ll remember Caribou when they enter the working world.”
John Owens, an analyst at Morningstar Inc. in Chicago, said he has been impressed with Caribou’s commercial sales and believes that segment could play a key role in Caribou’s growth moving forward, because it is highly profitable.
“Right now it’s a small piece of the business, but over time it could be a more significant contributor.”